Exhibit 99.1

NEWS RELEASE
Release No. 103-02-15

Contact:
Mary Cohn (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 8:00 A.M. (EST) WEDNESDAY, FEBRUARY 11, 2015

LP Announces Internal Changes in Executive Leadership

NASHVILLE, Tenn. (Feb. 11, 2015) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today several internal changes to its executive management team. The organizational changes will be effective March 1, 2015.

CEO Curt Stevens said, “These changes provide opportunities for LP to benefit from the shared perspectives and best practices across businesses as we continue to develop our top leadership talent.”

The changes effective March 1, 2015 include:

•
Mike Sims will become senior vice president sales and marketing. He will replace Rick Olszewski, executive vice president of sales, marketing and South America, who is retiring from LP at the end of March. Frederick Price, president of LP South America, will report directly to Stevens.

•
Brad Southern will become executive vice president OSB, replacing Jeff Wagner, who will retire from LP mid-year. In the interim, Wagner will be executive vice president Growth and Innovation, reporting directly to Stevens.

•	Brian Luoma will serve as executive vice president Siding, replacing Southern in that position.

•	Neil Sherman will become senior vice president, EWP, replacing Luoma in that position.

Stevens continued, “LP is very fortunate to have a strong bench of management talent; these team members represent decades of industry and LP experience. We were able to make these moves internally as a result of the talent pool within LP and our robust succession planning process. I look forward to continuing to work with these executives in their new roles to lead us into the future, as we benefit from an improving housing market and aggressively build our growth and innovation capabilities.”

“I would also like to thank Rick Olszewski and Jeff Wagner for their important contributions to LP,” concluded Stevens. “Our sales and marketing organization has never been more customer focused, and our OSB business is strong, efficient, and the safest in the industry.”

Sims has worked in building products in various sales and marketing capacities since 1984. Prior to joining LP, he served as area sales manager for Abitibi-Price Corporation and the director of marketing and vice president sales for ABTco Building Products. He has most recently held the position at LP of vice president OSB sales and marketing. Sims holds a B.A. from Western State Colorado University.

Southern joined LP in 1999. He has led LP’s Siding business since 2005, and was previously vice president of specialty operations. Southern began his career with MacMillan Bloedel as a forester, where he held a variety of positions in forestry, strategic planning, finance, accounting and plant management. He has a B.S. in Forest Resources and a master’s in Forest Resources, both from the University of Georgia.

Luoma has been with LP since 1987 and has headed the engineered wood products business since 2006. In his time with LP, Luoma has held a variety of positions, including director of forest resources, northern regional operations manager OSB, and more recently he served as vice president of procurement, supply management and logistics. He holds a B.S. in Forestry from Humboldt State University, and has completed the Executive Development Program at the University of Tennessee Center for Executive Education.

Sherman joined LP in 1994. Most recently, he served as vice president of procurement, logistics and supply management. He previously was the project manager of LP’s successful ERP implementation and has held the director business development, and corporate real estate position for LP. Sherman holds a B.S. in Waste and Waste Water Management from Humboldt State University in Arcata, California.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.
###